UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 22, 2016 (March 18, 2016)
Avis Budget Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-10308	06-0918165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6 Sylvan Way Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

973 496-4700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Avis Budget Group, Inc. (the “Company”) voted to increase the size of the Board from twelve directors to thirteen directors, effective March 18, 2016 and appointed Sanoke Viswanathan as a director of the Company, also effective March 18, 2016, to fill the vacancy created by this increase. Mr. Viswanathan’s appointment was recommended by SRS Investment Management LLC pursuant to the terms of a cooperation agreement with the Company, which was previously reported on Form 8-K.

Sanoke Viswanathan, age 40, has been the Chief Administrative Officer of the Corporate & Investment Bank of JPMorgan Chase & Co., overseeing technology, operations and controls, since 2014.  Previously, Mr. Viswanathan was head of strategy, marketing and new business development for the Corporate & Investment Bank from 2012 to 2013 and head of corporate strategy for JPMorgan Chase from 2010 to 2012.  Prior to joining JPMorgan Chase, Mr. Viswanathan was a partner at McKinsey & Co., and co-head of their global corporate and investment banking practice, serving financial institutions in Asia, Europe and North America on strategy, organization and risk management topics.  Mr. Viswanathan has been on the Board of Sadler’s Wells Theatre in London since 2014.

For his service as a non-employee director, Mr. Viswanathan will receive compensation in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described under the heading “Director Compensation” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 24, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

AVIS BUDGET GROUP, INC.
By:	/s/ Bryon L. Koepke
Name:	Bryon L. Koepke
Title:	Senior Vice President and Chief Securities Counsel

Date: March 22, 2016